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                                                                    EXHIBIT 10.1

                                    AGREEMENT

This agreement ("Agreement") is made as of the 2nd day of January, 2003 between Wachovia Securities Financial Network, Inc., a Florida corporation ("FiNet") and Summit Holding Group, Inc, a Florida corporation ("Summit").

WHEREAS, Summit desires to purchase FiNet's retail brokerage business that is carried on in FiNet's Boca Raton office (the "Business");

WHEREAS, Summit desires that FiNet transfer to Summit the customer accounts of FiNet at the Boca Raton, Florida office (the "Office") located at 980 N. Federal Hwy, Suite 110, Boca Raton, Florida 33432 and the other assets and obligations related to the Business, and Summit desires to acquire those accounts, assets and obligations; and

WHEREAS, FiNet desires to assign to Summit, and Summit desires to accept the assignment of, the contracts of certain independent registered representatives under contract with FiNet at the Office ("Transferred Representatives"); Summit also desires to employ the Office's support staff employees ("Transferred Staff"). (Such Transferred Representatives and Transferred Staff may be, where appropriate, collectively referred to as the "Transferred Persons.")

WHEREAS, Summit intends to reorganize such that Summit becomes the sole shareholder of Summit Brokerage Services, Inc..

NOW, THEREFORE, in consideration of the promises and of the respective representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                          PURCHASE, SALE AND ASSIGNMENT

Section 1.01. Assets Being Acquired.

A. Upon the terms and subject to the conditions set forth in this Agreement, FiNet agrees to sell, transfer, assign, convey and deliver to Summit, and Summit agrees to purchase and accept, at the Closing (as hereinafter defined), all right, title and interest of FiNet in, to and under the following assets of the Business and no others (the "Assets"):

         (i) all of FiNet's customer accounts serviced at or from the Office as of the Closing Date (the accounts being transferred hereunder shall be referred to herein as the "Accounts");

         (ii) copies of documents contained in the Office relating to the Accounts;

         (iii) all of the furniture, office equipment and supplies, and computer hardware and software in the Office that is currently owned by FiNet; and

         (iv) the lease of the real estate for the Office, together with any leasehold improvements thereon, and all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such lease (the "Real

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         Estate Lease") A copy of the current Real Estate Lease is attached hereto as Schedule 1.01.A.(iv).

B. For the avoidance of doubt, the following assets and properties of FiNet shall be excluded from and shall not constitute Assets:

         (i) cash, certificates of deposit, bank deposits and other cash equivalents of FiNet held for or used in connection with the business conducted in the Office;

         (ii)     insurance policies relating to the operation of the Office;

         (iii) all assets owned or held by any benefit plan of FiNet for the Transferred Persons; and

         (iv)     all refunds or credits of taxes due to or from FiNet.

Section 1.02. Liabilities Assumed. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Summit assumes none of FiNet's obligations arising in connection with the operation of the Business, including but not limited to any obligations or liabilities to FiNet employees, clients, or other third party, arising from FiNet, its agents or the Transferred Persons' actions, inaction or occurrences prior to the Closing. Summit shall be responsible for the operation of the Business from and after the Closing and shall be responsible for all liabilities, obligations or undertakings arising from or relating to the conduct of the Business only after the Closing (including those acts or omissions relating to customer account agreements that arise only after the date of the Closing). However, Summit agrees to cooperate with, and assist FiNet in collecting any obligations or liabilities owed to FiNet from the Transferred Persons relating to such Transferred Persons' actions, inactions or occurrences prior to Closing.

Section 1.03. Transfer of Accounts.

A. The Accounts shall be delivered to Summit pursuant to an agreement entitled Letter of Understanding, regarding the conversion of customer business, (the "Conversion"). Summit and FiNet agree to finalize the Letter of Understanding as soon as practicable after entering this Agreement.

B. After execution of this Agreement, FiNet and Summit shall provide written notice in a mutually agreed upon format to FiNet's customers whose accounts were serviced at or from the Office as of the Closing Date informing such customers of the proposed transfer of their Accounts to Summit, and thereafter FiNet will promptly notify Summit as to any customers who object to such transfer. FiNet and Summit agree to adhere to the instructions of any such objecting customer regarding the disposition of its Account.

C. Except as limited by Section 1.03(B), Summit shall accept all customer Accounts, including any debits in such Accounts.

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D.       On the Closing Date, or as soon thereafter as reasonably practicable,
         FiNet shall provide Summit with copies of account documents kept in the Office (copies of account documents to be made by FiNet from the premises of the Office).

E. FiNet agrees that it will not impose any fee or charge on any customer in connection with the transfer of the Accounts to Summit.

Section 1.04. Transferred Persons.

A. Following the execution of this Agreement, Summit and FiNet shall coordinate the recruitment of all the Transferred Persons listed in
         Schedule 1.04.A. Summit agrees to accept the assignment of contracts ("Transferred Contracts") for all the Transferred Representatives. Summit further agrees to offer employment to all Transferred Staff at substantially the same terms, conditions, and salary as such employees currently have with FiNet (such employment offer by Summit shall be at a cash compensation level that is at least ninety percent of each Transferred Staff's respective salary, include an offer of medical, dental, and vision insurance, and a work location within thirty miles of the Office). With the consent of the Transferred Persons, Summit shall have complete access to and a copy of FiNet's personnel and other records relating to the Transferred Persons to the extent permitted by law. FiNet will use its best efforts to obtain the consent of the Transferred Persons to this information.

B. All salary, accrued but unpaid benefits, and other compensation, including bonuses, awards, prizes and other incentive with regard to the Transferred Persons shall be paid in full by FiNet up to the Closing, and Summit shall have no liability in respect thereof. FiNet shall maintain any liability that may exist for paid time off payable to Transferred Persons in respect of paid time off accrued but not taken for the period prior to the Closing Date. FiNet shall notify Summit of any carry-forward paid time off for each Transferred Person.

C. Summit's right to hire employees or independent contractors working for FiNet under contracts shall be limited to the Transferred Persons of FiNet, and FiNet does not hereby waive any rights with respect to employees or independent contractors other than the Transferred Persons. Summit shall assume all registration and licensing expenses pertaining to each Transferred Person upon employment by, or the assignment of the Transferred Contract to, Summit of each Transferred Person. However, FiNet has paid for, and Summit shall not be liable for, the annual registration and licensing expenses for the year 2003. In addition, FiNet shall assume any and all registration and licensing expenses incurred in order to affect the transfer of such registrations and licenses, pertaining to the Transferred Persons, to Summit.

D. For a period of at least one year after the Closing, Summit will offer, and provide to those Transferred Persons who accept employment with, or agree to the assignment of their respective Transferred Contracts to, Summit a level of compensation that is, in the aggregate, no less favorable than the level of compensation currently provided to such Transferred Persons. Effective as of the Closing, the Transferred Persons shall be

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         entitled to participate in the benefit plans of Summit on substantially the same terms and conditions applied to employees of Summit and its subsidiaries. For the purpose of determining eligibility to participate in such benefit plans and the vesting of benefits under such benefit plans (but not for the accrual of benefits under such benefit plans), Summit shall give effect to years of service with FiNet as if such service had been with Summit or its subsidiaries. No Transferred Employee who elects coverage under a Purchaser Welfare Benefit Plan shall be excluded from coverage under such plan (for such employee or any other covered person) on the basis of a pre-existing condition that was not also excluded under the FiNet's welfare benefit plans.

E. Upon the Closing, the participation of the Transferred Persons in FiNet's benefit plans shall cease in accordance with the terms of such plans. With respect to the Transferred Persons, FiNet shall be responsible for any welfare benefits or claims, which by reason of events which take place on or prior to the Closing, become payable under the terms of any welfare benefit plan. With respect to Transferred Persons, Summit shall be responsible for any welfare benefits or claims which become payable by reason of events that take place after the Closing.

F. Summit shall provide coverage for the Transferred Persons under Summit's severance plan, policies and practices for Summit's similarly situated employees and for a period of 12 months following the Closing, any Transferred Person who is terminated by Summit and is entitled to severance under the Summit's severance plan shall receive from Summit the greater of the severance pay benefits under either Summit's severance plan or under the FiNet's current severance plan, which benefits shall be paid in a lump sum or by salary continuation as determined by Summit on a case-by-case basis.

Section 1.05. Purchase Price.

A. Beginning at the Closing, Summit shall pay FiNet, on a Transferred Representative by Transferred Representative basis, the amounts that correspond to each Transferred Representative's outstanding forgivable loan balance owed to FiNet as set forth in Schedule 1.05.A attached hereto. The monthly payments ("Monthly Payments") by Summit to FiNet shall begin January 1, 2003 and continue for a total of forty-eight months. For the period from January 1, 2003 through the Closing Date, FiNet will pay to Summit the net fee contribution of the Business, less clearing fees, money market rebates and interest retained by FiNet.

B. Should a Transferred Representative leave Summit before January 1, 2005, the Monthly Payment pertaining to that Transferred Representative, as set forth in Schedule 1.05.A, shall terminate. Any remaining balance owed by Summit to FiNet associated with a Transferred Representative who leaves Summit within two years after Closing shall be determined ("Loss"). FiNet, in its sole discretion, shall take whatever collection efforts it deems necessary to protect its and Summit's interests in collecting the amounts due from the Transferred Representative. Upon the actual collection of such amount recovered from Transferred Representative, Summit shall pay to FiNet in equal amounts over the

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         remaining term of the Monthly Payments, 50% of the sum of the Loss plus any fees or costs in collecting amounts from Transferred Representative reduced by actual amounts collected from Transferred Representative. If the actual collection occurs after the Monthly Payments have been made, then the 50% due from Summit shall be due immediately. FiNet represents that no decision to not pursue less than $10,000 from a Transferred Representative shall be challenged.

C. Should a Transferred Representative leave Summit on or after January 1, 2005, the Monthly Payments pertaining to that Transferred Representative, as set forth in Schedule 1.05.A, shall continue in accordance with Section 1.05.A.

D. Should a Transferred Representative leave before the Closing Date, the Monthly Payment pertaining to that Transferred Representative, as set forth in Schedule 1.05A, shall be frozen and any remaining balance owed by Summit to FiNet shall be calculated. FiNet, in its sole discretion, shall take whatever collection efforts it deems necessary to protect its and Summit's interests in collecting the amount due from the Transferred Representative. Upon the actual collection of such amount recovered from Transferred Representative, Summit shall pay to FiNet, beginning the forty-ninth (49th) month after Closing, in twelve (12) equal amounts, 50% of the sum of the Loss plus any fees or costs in collecting amounts from Transferred Representative reduced by actual amounts collected.

Section 1.06. Closing; Closing Deliveries.

A. The Sale and the Purchase of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the "Closing") shall take place at the Office or by correspondence as soon as possible after the latest of the following events to occur:

         (i) the receipt by FiNet (and to the extent necessary, Summit) of any required regulatory approvals and consents necessary to transfer the Assets and

         (ii) the date upon which transfers of the Accounts from FiNet to Summit can first take place.

         The Closing shall be conditional on all of such events having been duly completed in accordance with their terms. All such events shall be deemed to have occurred simultaneously with each of the other events at the time when all such events shall have taken place (the day on which the Closing takes place being the "Closing Date").

A. At or before the Closing, FiNet and Summit shall take or cause to be taken all actions, steps and corporate proceedings necessary or desirable to validly and effectively approve or authorize the completion of the transactions herein provided for and each shall use their best efforts to ensure that the conditions precedent to the obligations of the parties to complete the transactions are fulfilled as soon as possible after the date hereof with a view to the Closing Date occurring as soon as possible.

B.       At the Closing, FiNet shall deliver or cause to be delivered to Summit:

         (i)      possession of the Assets

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         (ii)     such certificates, documents, instruments of assignment or conveyance and consents as necessary to vest in Summit all of FiNet's title to the Assets or for the consummation of the transactions contemplated hereby.

C.       At the Closing, Summit shall deliver to FiNet:

         (i) such certificates, documents, instruments of assignment as required to be delivered by Summit pursuant hereto or reasonably requested by FiNet as necessary for the consummation of the transactions contemplated hereby.

Section 1.07. Power of Attorney.

A. Effective upon the Closing Date, Summit shall have the right to receive and open all mail, packages and other communications addressed to FiNet and relating to the Business and FiNet agrees to deliver promptly to Summit any such mail, packages or other communications received directly or indirectly by FiNet. Also, effective upon the Closing Date, Summit shall have the right and authority to collect, for its own account, all receivables and other items constituting a part of the Assets and further with respect to the Accounts to hypothecate customer securities, to endorse and transfer stock certificates registered in the name of FiNet and with respect to the Assets, to endorse with the name of FiNet any checks or drafts received on account of any such receivables or other items relating to the Business. FiNet shall promptly transfer or deliver to Summit any cash or other property received directly or indirectly by FiNet in respect of receivables and other items, including any amounts payable as interest relating to the Assets.

Section 1.08. Further Assurance; Cooperation

A. Following the Closing, upon request of one party, the other party shall do, execute, acknowledge and deliver such further acts, assignments, assurances, conveyances, transfers and other instruments and papers as may be required

         (i) to sell, assign, transfer, convey and deliver to and vest in Summit and protect its right title, and interest in all the Accounts, and other Assets of the Business sold, assigned, transferred, conveyed and delivered to Summit pursuant to this Agreement;

         (ii)     to effect the assumption by Summit of the Assumed Liabilities;
                  and

         (iii) as otherwise may be appropriate to carry out the transactions contemplated in this Agreement.

B. Following the Closing, Summit and FiNet will cooperate with each other and with regulatory authorities as required to resolve any disputes relating to the Accounts or to the Transferred Persons or to any other Assets or Assumed Liabilities transferred pursuant to this Agreement and in this regard Summit will make available to FiNet and FiNet will make available to Summit any documents or records in the possession of the other party which are relevant to the dispute.

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C.       Upon signing this agreement and at all times thereafter, Summit and
         FiNet shall keep all terms, conditions and matters related to this agreement confidential, except as required by rules or regulations.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF FiNet

         FiNet hereby makes the following representations and warranties as of the Closing Date:

Section 2.01. Organization: Authority: Due Execution.

A. FiNet is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, Florida, and has all necessary power and authority to enter into this Agreement and the other agreements required to be delivered hereunder (the "Ancillary Agreements"), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

B. The execution and delivery of this Agreement and the Ancillary Agreements by FiNet and the consummation by FiNet of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of FiNet. This Agreement has been, and upon their execution, the Ancillary Agreements will be, duly executed and delivered by FiNet and, assuming due authorization, execution and delivery by Summit, this Agreement constitutes, and, upon their execution, the Ancillary Agreements will constitute, legal, valid and binding obligations of FiNet enforceable against FiNet in accordance with their terms.

Section 2.02. No Conflict; Consent.

A. Assuming that all consents, approvals, authorizations, filings and notifications and other actions described in Section 2.02(b) have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements by FiNet does not and will not (i) violate, conflict with or result in the breach of any constituent corporate documents of FiNet; (ii) violate any statute, ordinance, law, rule or regulation applicable to FiNet or the Assets except for those violations which would not adversely affect the ability of FiNet to perform its obligations as contemplated hereby; or (iii) result in the creation of any lien, security interest, charge or encumbrance on any of the Assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which FiNet is bound.

B. Except for the filings, approvals, authorizations, consents and other orders or actions under applicable laws or under agreements to which FiNet is subject relating to the Business, the Assets and the Transferred Persons, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FiNet do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority.

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Section 2.03. Litigation. Other than those listed on Schedule 2.03, there are no pending or, to the knowledge of FiNet, threatened actions, suits, proceedings, complaints or investigations conducted by any governmental agency or self-regulatory organization or any third party against the Transferred Persons or related to any of the Assets or the Business before any governmental authority, any court or arbitral panel, which could reasonably have an adverse effect on the Business or the Assets or, if adversely determined, result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Agreement. None of the Transferred Persons has been permanently or temporarily enjoined or prohibited by any judgment, order or decree of any court, governmental authority or self-regulatory organization from engaging in or continuing any conduct or practice in connection with the Office or the Accounts.

Section 2.04. Registration. All registrations, permits, licenses, authorizations and approvals issued by any governmental authority or self-regulatory organization (collectively, "Registrations") relating to the Transferred Persons are valid and in full force and effect and FiNet has no knowledge, and has not received notice, that any governmental authority or self regulatory organization has taken, or has any valid basis for taking, any steps to cancel, suspend or revoke any Registration that is material to the Business, the Assets or any Transferred Employee. FiNet has all licenses, permits, and Registrations required for the provision of brokerage services and as otherwise necessary to conduct the Business and the employment of the Transferred Persons as presently maintained and employed, and none of the Transferred Persons has violated in any material respect any rule of a governmental authority or self-regulatory organization.

Section 2.05. Title to Assets. Except for the Real Estate Lease, FiNet has good and marketable title to, or valid rights to use, all the Assets purported to be owned or used by FiNet. All of such owned Assets are owned free and clear of all liens, encumbrances or security interests.

Section 2.06. Customer Accounts. The Accounts include all customer accounts serviced as of the Closing Date by the Transferred Persons. The Accounts are being conducted in compliance in all material respects with the margin requirements of FiNet, which are equal to or greater than the margin requirements of the New York Stock Exchange and the Board of Governors of the Federal Reserve System, and with all other applicable laws.

Section 2.11. Custody of Securities. As of the close of business on the Closing Date, all securities in the Accounts will be held by FiNet or its clearing firm or shall be delivered in the normal course of business within the required time period specified in Rule 15c3-3 promulgated under the Securities Exchange Act of 1934, and are held in compliance with such rule. All securities to be transferred to Summit with respect to the Accounts will be transferred free and clear of all liens except insofar as they secure margin indebtedness or loans incurred by FiNet to finance margin indebtedness.

Section 2.12. Taxes. All sales taxes, assessments and other charges levied and payable on or before the Closing Date pursuant to applicable laws in respect of the Business prior to the

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Closing Date and for which Summit or the Business could be liable, have been paid or will have been paid prior to the Closing Date.

Section 2.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FiNet for which Summit shall be liable.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SUMMIT

Summit hereby makes the following representations and warranties:

Section 3.01. Organization: Authority: Due Execution.

A. Summit is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

B. The execution and delivery of this Agreement and the Ancillary Agreements by Summit and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Summit. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Summit, and, assuming due authorization, execution and delivery by FiNet, this Agreement constitutes, and upon their execution, the Ancillary Agreements will constitute, legal, valid and binding obligations of Summit enforceable in accordance with their terms.

Section 3.02. No Conflicts; Consents.

A. Assuming that all consents, approval, authorizations, filings and notifications and other actions described in Section 2.02(b) have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Summit does not and will not (i) violate, conflict with or result in the breach of any constituent corporate documents of Summit; or (ii) violate any statute, ordinance, law, rules or regulation applicable to Summit except for those violations which would not adversely affect the ability of Summit to perform its obligations as contemplated hereby.

B. Except for the filings, approvals, authorizations, consents or other orders or actions under applicable laws relating to the Business, the Assets and the Transferred Persons, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Summit do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority.

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Section 3.03. Litigation. There are no legal proceedings against Summit pending before any governmental authority or, to the knowledge of Summit, threatened, which could, if adversely determined, result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 3.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Summit for which FiNet shall be liable.

                                   ARTICLE IV
                       COVENANTS AND ADDITIONAL AGREEMENTS

Section 4.01. Conduct of Business. From and after the date of this Agreement and until the transfer of the Accounts and the contracts of the Transferred Persons by Summit, FiNet will:

         (i) conduct the Business and its administration of the Accounts only in the ordinary course consistent with past practice;

         (ii) use its best efforts to preserve intact the reputation of the Business;

         (iii) use its best efforts to keep available the services of the Transferred Persons;

         (iv) use its best efforts to preserve for Summit the goodwill of clients, customers and others having business relations with FiNet at the Office;

         (v) promptly notify Summit in writing of any material adverse change in the Business, prospects, assets, operations or financial condition of the Office; and

         (vi) obtain or make at the earliest practicable date and in any event before the Closing all other consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained by it or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement or which are reasonably requested by the other party.

Section 4.02. Access to Information. From the date hereof, FiNet shall furnish, and cause its officers and employees to furnish to Summit and its authorized representatives such due diligence information regarding the Business, the Office, the Assets and Transferred Persons as Summit shall from time to time reasonably request.

Section 4.03. Notification of Certain Matters. FiNet and Summit agree to give prompt notice to each other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 4.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 4.04. Claims Cooperation.

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A.       In order to facilitate the resolution of any claims made by or against or incurred by FiNet after the Closing with respect to liabilities which were incurred or actions which occurred prior to the Closing, upon reasonable notice, Summit shall after the Closing (i) furnish to the officers, employees and authorized agents and representatives of FiNet such information regarding the Business and the Assets for the period prior to the Closing as FiNet may from time to time reasonably request and (ii) make available to FiNet the employees of Summit whose assistance, testimony or presence is necessary to assist FiNet in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however that the foregoing shall not unreasonably interfere with the businesses or operations of Summit or any of its respective affiliates and provided, further, that Summit shall not be obligated to disclose any information held under a legally binding obligation of confidentiality or which is protected by any privilege. FiNet's requests for cooperation should be made in writing and should specify the account and party(ies) involved. FiNet shall attach to its request a copy of any relevant request for documentation that it has from a regulatory or investigative body, or other third party. FiNet shall reimburse Summit for reasonable out-of-pocket expenses incurred by any officers, employees or authorized agents for lodging, travel, and meals in providing such cooperation to FiNet.

B. In order to facilitate the resolution of any claims made by or against or incurred by Summit after the Closing, upon reasonable notice, FiNet shall after the Closing (i) furnish to the officers, employees and authorized agents and representatives of Summit such information regarding the Business and the Assets for the period prior to the Closing as Summit may from time to time reasonably request and (ii) make available to Summit the employees of FiNet whose assistance, testimony or presence is necessary to assist Summit in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however that the foregoing shall not unreasonably interfere with the businesses or operations of FiNet or any of its respective affiliates and provided, further, that FiNet shall not be obligated to disclose any information held under a legally binding obligation of confidentiality or which is protected by any privilege. Summit's requests for cooperation should be made in writing and should specify the account and party(ies) involved. Summit shall attach to its request a copy of any relevant request for documentation that it has from a regulatory or investigative body, or other third party. Summit shall reimburse FiNet for reasonable out-of-pocket expenses incurred by any officers, employees or authorized agents for lodging, travel, and meals in providing such cooperation to Summit.

Section 4.04. Phone Expenses. FiNet shall reimburse Summit for all direct and actual costs and expenses associated with FiNet's use of the Office phone system after Closing. Summit shall provide FiNet with a monthly invoice that details such direct and actual costs and expenses. Summit shall also maintain the phone system, and add additional lines upon FiNet's request.

Section 4.05. Accounting Cooperation. FiNet, and its agents and employees, shall cooperate, and shall cause its accountants to cooperate, with Summit's accountants in connection with any

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audit work relating to periods prior to the Closing Date, as required by applicable federal and state securities laws, and other reasonable requirements. Such cooperation shall include, without limitation, providing such assurances, comfort letters and access to work papers as may reasonably be requested by Summit and its accountants.

                                    ARTICLE V
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

Section 5.01. Conditions Precedent to Obligations of Summit. The obligations of Summit hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived by Summit in its sole discretion):

A. Performance by FiNet. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by FiNet, on or before the Closing shall have been complied with and performed in all material respects.

B. Representations and Warranties. The representations and warranties made by FiNet in this Agreement shall be true and correct in all material respects at the date of this Agreement and at all times thereafter to the Closing Date, with the same force and effect as though all such representations and warranties had been made all as of such time.

Section 5.02. Conditions Precedent to Obligations of FiNet. The obligations of FiNet hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived by FiNet in its sole discretion):

A. Performance by Summit. All the terms, covenants agreements and conditions of this Agreement to be complied with and performed by Summit, on or before the Closing shall have been complied with and performed in all material respects.

B. Representations and Warranties. The representations and warranties made by Summit in this Agreement shall be true and correct in all material respects at the date of this Agreement and at all times thereafter to the Closing Date, with the same force and effect as though all such representations and warranties had been made all as of such time.

                                   ARTICLE VI

                                 INDEMNIFICATION

Section 6.01. Indemnification by FiNet. Subject to the other provisions of this
Article VI and the other terms of this Agreement, FiNet agrees to indemnify and hold harmless Summit, its employees, officers, directors, agent and affiliates from and against:

         (i) any and all claims, damages, liabilities, liens, losses or other obligations whatsoever, together with costs and expenses, including fees and disbursements of counsel and expenses of investigation (collectively,

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                  "Losses"), arising out of or relating to any material
                  misrepresentation or omission or the breach of any warranty, covenant or agreement of FiNet contained in this Agreement or in any agreement, certificate or other instrument delivered by FiNet pursuant to this Agreement;

         (ii) any Losses arising out of or relating to acts or omissions of FiNet or its agents or employees in connection with the Business or the Office prior to the Closing;

         (iii) any Losses arising out of or relating to acts or omissions of FiNet or its agents or employees in connection with the Accounts prior to the Closing; and

         (iv) any Losses arising out of or relating to acts or omissions of FiNet or its agents or employees in connection with the Transferred Persons prior to the Closing.

Section 6.02. Indemnification by Summit. Subject to the other provisions of this
Article VI and the other terms of this Agreement Summit agrees to indemnify and hold harmless FiNet, its employees, officers, directors, agents and affiliates from and against:

         (i) any and all Losses arising out of or relating to any material misrepresentation or omission or the breach of any warranty, covenant or agreement of Summit contained in this Agreement or in any agreement, certificate or other instrument delivered by FiNet pursuant to this Agreement;

         (ii) any Losses arising out of or relating to acts or omissions of or occurrences in connection with the Business or the Office after the Closing,

         (iii) any Losses arising out of or relating to acts or omissions of or occurrences in connection with the Accounts after the Closing; and

         (iv) any Losses arising out of or relating to acts or omissions of or occurrences subsequent to the Closing in connection with the Transferred Persons who accept employment with Summit.

Section 6.03. Notice; Control of Action. Each indemnified party agrees to give the indemnifying party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, "Actions") for which such indemnified party intends to assert a right to indemnification under this Agreement setting forth in reasonable detail the identity, nature and amount of the Losses (to the extent such Losses are known at the time such notice is given) related to the Action, the indemnified party's failure to provide the detail required in the preceding sentence shall not constitute either a breach of this Agreement by the indemnified party or, any basis for the indemnifying party to assert that the indemnified party did not comply with the terms of this
Section 6.03 sufficient to cause the indemnified party to have waived its rights for indemnification, unless the indemnifying party demonstrates that its ability to defend against any Action with respect thereto has been materially adversely affected. The indemnifying party shall have the right to employ its own legal counsel in any such Action. The indemnifying party shall control the Action and shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any such Action.

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Section 6.05 Dispute of Liability to Indemnify. If the party receiving notice of a claim of indemnification disputes its obligation to indemnify, then FiNet and Summit will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations by management of FiNet and Summit within 30 days after the delivery of the notice of such claims, such dispute shall be resolved fully and finally by arbitration before the National Association of Securities Dealers or the New York Stock Exchange.

Section 6.05. Reimbursement of Costs. Upon the parties' agreement to the obligation to Indemnify, or after resolution of any dispute referred to in
Section 6.04, the costs and expenses, including fees and disbursements of counsel and expenses of investigation, incurred by any indemnified party in connection with any Action shall be reimbursed on a quarterly basis by the indemnifying party without prejudice to the indemnifying party's right to contest the indemnified party's right to indemnification, and subject to refund in the event the indemnified party is shown not to have been entitled to indemnification. In the case of continuing acts that result in Losses for which both parties bear responsibility, Summit and FiNet shall share control of the Action.

                                   ARTICLE VII
                               GENERAL PROVISIONS

Section 7.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, the parties' respective advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 7.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given, in accordance with this Section 7.02).

(a) if to FiNet:

Wachovia Securities Financial Network, Inc.
901 East Byrd Street
Richmond, Virginia 23219
Attention: Stephen T. Gannon, General Counsel

(b) if to Summit:

Summit Holding Group, Inc.
980 North Federal Highway, Suite 310
Boca Raton, Florida 33432
Attention: Marshall T. Leeds, Chairman & CEO

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Section 7.03. Heading. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.05. Entire Agreement. This Agreement, the Schedules and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between FiNet and Summit with respect to the subject matter hereof.

Section 7.06. Assignment; Successors and Assigns. This Agreement may not be assigned by operation of law or otherwise without the express prior written consent of FiNet, if assignment is sought by Summit; or of Summit if assignment is sought by FiNet. Provided, however, that either party may assign its rights hereunder to one or more of its direct wholly owned subsidiaries, or affiliated companies, without prior consent; provided further however, that no such assignment shall relieve the assignor of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

Section 7.07. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, including, without limitation, any employee or former employee of FiNet or Summit, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

Section 7.08. Amendment; Waiver.

A. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, FiNet and Summit.

B. Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in any document delivered by the other parties pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties contained therein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be

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

         bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 7.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. All controversies or disputes which may arise between the parties concerning the construction, performance, or breach of this Agreement or any other agreement between the parties, whether entered into prior to, on, or subsequent to the date of this Agreement, including any controversy concerning whether an issue is arbitrable, shall be determined by filing a written claim with the National Association of Securities Dealers, Inc. in accordance with its arbitration procedures.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF FiNet and Summit have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUMMIT HOLDING GROUP, INC.

/s/ Marshall T. Leeds
------------------------------------------
Marshall T. Leeds
Chairman and Chief Executive Officer

WACHOVIA SECURITIES FINANCIAL NETWORK, INC.

/s/ Karen H. Wimbish
------------------------------------------
Karen H. Wimbish
Chief Operating Officer

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